July 12, 1999

Mr. B. Robert Rubin, Partner
PricewaterhouseCoopers LLP
One Post Office Square
Boston, Massachusetts 02109
Dear Mr. Rubin:
     On June 3, 1999, the Audit and Pricing
Committee of the Putnam funds listed on the attached Exhibit 1 voted to recommend to the Trustees not to retain PricewaterhouseCoopers
LLP as the independent accountants for such funds. The Trustees are expected to consider this recommendation at their upcoming meeting in July.
 In accordance with the requirements of Item 304
                       of
Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

     1.   On June 3, 1999, the Audit and Pricing
Committee
          of the Putnam funds specified on
          Exhibit 1 voted not to retain
          PricewaterhouseCoopers LLP as the
          funds' independent accountants.  The
          Trustees are expected to consider this
          recommendation at their upcoming
          meeting in July.

     2.   PricewaterhouseCoopers LLP's reports
on the funds'
          financial statements for fiscal years
          ended in 1997 and 1998 did not contain
          an adverse opinion or a disclaimer of
          opinion, nor were such reports
          qualified or modified as to
          uncertainty, audit scope or accounting
          principles.

     3.   During the funds' fiscal years ended
in 1997 and
          1998, and through the date hereof, (i)
          there were no disagreements with
          PricewaterhouseCoopers LLP on any
          matter of accounting principles or
          practices, financial statement
          disclosure, or auditing scope or
          procedure, which disagreements,




                              July 12, 1999 -2-

Mr. B. Robert Rubin, Partner

          if not resolved to the satisfaction of
          PricewaterhouseCoopers LLP, would have
          caused it to make reference to the
          subject matter of the
          disagreement in its report on the
          financial statements for such years
          and (ii) there were no "reportable
          events" as defined in paragraph (a)
          (l) (v) of item 304 of Regulation S-K.
     A copy of your letter will be filed with
the Securities and Exchange Commission along
with this letter as an exhibit to each fund's
next form N-SAR (in accordance with Sub-Item 77k
of form N-SAR).
                              Sincerely,
                              /s/ John D. Hughes
                                   Treasurer of


The Putnam Funds





























                    Exhibit 1



Trust/Fund                         1940 Act
1933 Act
                                   SEC File No:

Sec File No:

Putnam Growth Opportunities Fund   811-7237

33-56339

Putnam Investors Fund              811-159     2-

10783

Putnam Premier Income Trust        811-5452

33-19648

Putnam Research Fund               811-7237

33-56339

Putnam California Tax Exempt Income Fund
811-3630
2-81011

Putnam California Tax Exempt Money Market
811-5333
33-17211
Fund

Putnam Asia Pacific Growth Fund    811-6202    33-37528
Putnam Tax Exempt Income Fund      811-2675    2-57165
Putnam Convertible Income-Growth Trust         811-2280
2-43384

Putnam Global Growth Fund          811-1403    2-25258

Putnam Income Fund                 811-653     2-11147

Putnam Managed Municipal Income Trust          811-5740
33-26292

Putnam Master Income Trust         811-5375    33-18169

Putnam Equity Income Fund          811-2742    2-58869

Putnam Growth & Income Fund II     811-7223    33-55979

Putnam High Yield Advantage Fund   811-4616    33-2710

Putnam Intermediate U.S. Government Income     811-6257
33-37991
Fund

Putnam Investment Grade Municipal Trust        811-5901
33-30934